Exhibit 99-B.4.27

ING Life Insurance and Annuity Company

Contract and Certificate Endorsement

1.    Introduction.

The NYSUT Member Benefits trust (“NMB”) endorsed this Contract for use by New York
State United Teachers (“NYSUT”) members from the date of Contract inception through
December 31, 2006. On June 13, 2006, NMB and the Attorney General of the State of
New York entered into an Assurance of Discontinuance Pursuant to Executive Law Section
63(15) pertaining to NMB’s endorsement of the Contract and certain related matters (the
“AOD”). The AOD’s provisions include a requirement that NMB establish a mechanism whereby plan participants may roll over, at no cost to them, their investments in the
Contract to the plan or plans of any product providers NMB may choose to endorse by following procedures outlined in the AOD. Among the procedures is a requirement that
NMB send an information letter to every active or retired NYSUT member that includes an explanation on how plan participants may roll over their investments in this Contract, at no cost, to another NMB-endorsed plan (the “NMB Information Letter”).

2.    Purpose of Endorsement.

The purpose of this Contract Endorsement is to assist the satisfaction by NMB of AOD provisions requiring the establishment of a mechanism permitting plan participants to roll over, at no cost to them, their investments in the Contract to the plan or plans of NMB-
endorsed product providers by waiving, on the terms provided in paragraph 3 below, certain Surrender Fees that might otherwise apply. The terms of the waiver are not restricted to transactions involving a roll over to the plan or plans of NMB-endorsed providers, however. To assure the fair treatment of all participants, the waiver benefit described in paragraph 3 shall apply to all surrender activity during the period of time that the waiver is in effect.

3.    Temporary Waiver of Surrender Fees on Pre-2007 Accounts.

During the time period described below (the “Temporary Waiver Period”), any Surrender
Fees otherwise applicable to any surrender from an Individual Account that was established prior to January 1, 2007 are hereby waived. All surrenders, including surrenders for purposes of roll over or transfer, are and remain subject to the requirements of the Internal
Revenue Code and regulations thereunder and to the terms of the employer’s plan.

The Temporary Waiver Period shall commence on the mailing date of the NMB
Information Letter and shall continue until the earlier of (a) the one-year anniversary of the
Information Letter mailing date, or (b) December 31, 2011.

Endorsed and made part of the Contract and the Certificate on [January 15, 2008].

/s/ Brian D. Comer

President
ING Life Insurance and Annuity Company

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